Britton & Koontz Capital Corporation

500 Main Street	601-445-5576
P O Box 1407	601-445-2481 Fax
Natchez, MS 39121	http://www.bkbank.com,
corporate@bkbank.com

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION:
April 24, 2007	W. Page Ogden, President & CEO
(Nasdaq - BKBK)	William M. Salters, Treasurer & CFO

BRITTON & KOONTZ CAPITAL REPORTS FIRST QUARTER 2007 EARNINGS

Natchez, Mississippi - The Board of Directors of Britton & Koontz Capital Corporation (Nasdaq: BKBK, "B&K Capital" or "the Company") today reported net income and earnings per share for the quarter ended March 31, 2007, of $835 thousand or $.39 per diluted share compared to $925 thousand or $.44 per diluted share for the quarter ended March 31, 2006. The decline in earnings is primarily due to one-time write-downs of approximately $214 thousand on three properties the bank had included in other real estate and higher funding costs associated with the inversion of the yield curve. The Company has entered into a purchase agreement on one of the commercial properties in the amount of $375 thousand. Due to the decline in net income, annualized return on average assets and average equity for the quarter ended March 31, 2007, was .91% and 9.88%, respectively, compared to .97% and 11.73%, respectively, at March 31, 2006. The early adoption of SFAS 159 added approximately $112 thousand after-tax to net income as a portion of the available-for-sale investment securities were moved to trading.

Net interest income decreased $118 thousand to $3.3 million for the first quarter of 2007 compared to the first quarter of 2006. The drop in net interest income is primarily due to the interest rate environment that has compressed margins and reduced spreads. Throughout the year as short-term rates continued to be higher than longer-term rates, both loans and deposits repriced to higher rates. Asset yields moved up 51 basis points from 6.35% to 6.86% in the first quarter comparative periods while funding costs increased 72 basis points from 3.15% to 3.87% during the same period. The negative spread contributed $146 thousand toward the decrease in net interest income and was offset by $28 thousand due to lower asset and liability volumes. Average assets decreased $11.9 million primarily as cash flows from the investment portfolio were re-directed to pay down higher cost borrowed funds. The decrease in investment securities were partially offset by a $4.6 million increase in average loans. As a result of the interest rate environment, the Company’s net interest margin decreased slightly from 3.75% at the end of March 31, 2006, to 3.72% at the end of the first quarter of 2007.

        The $235 thousand increase in non-interest income to $846 thousand for the quarter ended March 31, 2007, is related to the securities transaction explained earlier along with increased revenues from the Company’s investment brokerage department. Non-interest expense increased 8.5%, or $229 thousand, to $2.9 million at March 31, 2007, compared to $2.7 million at March 31, 2006, primarily due to the other real estate write-downs and higher occupancy and equipment costs of $32 thousand.

Britton & Koontz Capital Corporation, headquartered in Natchez, Mississippi, is the parent company of Britton & Koontz Bank, N.A. which operates three full service offices in Natchez, two in Vicksburg, Mississippi, and one in Baton Rouge, Louisiana. As of March 31, 2007, the Company reported assets of $367.8 million and equity of $34.0 million. The Company’s stock is traded on NASDAQ under the symbol BKBK and the transfer agent is American Stock Transfer & Trust Company. Total shares outstanding at March 31, 2007, were 2,117,966.

Forward Looking Statements

This news release contains statements regarding the projected performance of Britton & Koontz Capital Corporation and its subsidiaries. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

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Britton and Koontz Capital Corporation
Financial Highlights
(Unaudited)

	For the Three Months
	Ended March 31,

	2007	2006

Interest income	$6,007,106	$5,716,672
Interest expense	(2,745,558)	(2,336,739)
Net interest income	3,261,548	3,379,933
Provision for loan losses	(80,000)	(60,000)
Net interest income after
provision for loan losses	3,181,548	3,319,933
Non-interest income	846,422	611,383
Non-interest expense	(2,918,745)	(2,689,299)
Income before income taxes	1,109,225	1,242,017
Income taxes	(274,429)	(316,625)
Net income	$834,796	$925,392

Diluted:
Net income per share	$0.39	$0.44
Weighted average shares outstanding	2,120,993	2,124,283

	March 31,	December 31,	March 31,
	2007	2006	2006
	(dollars in thousands, except per share data)
Total assets	$367,845,183	$369,318,241	$382,818,430
Cash and due from banks	8,538,684	6,572,162	17,896,940
Investment securities	106,988,507	107,370,048	117,408,821
Gross loans	240,799,036	243,534,483	234,509,212
Deposits-interest bearing	214,523,798	203,411,996	212,368,005
Deposits-non interest bearing	51,679,173	50,345,279	51,201,873
Total deposits	266,202,971	253,757,275	263,569,878
Short-term borrowed funds	46,094,833	39,392,884	33,298,811
Long-term borrowed funds	13,119,348	34,424,104	46,089,497
Trust preferred securities	5,155,000	5,155,000	5,155,000
Stockholders' equity	34,028,284	33,596,888	31,574,562
Book value (per share)	$16.07	$15.86	$14.91
Total shares outstanding	2,117,966	2,117,966	2,117,086